Exhibit 99.43

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST ORIGINATES $15 MILLION
LOAN ON DENVER LUXURY HOTEL

Transaction Highlights:
 ☐ Financing Increases Total Investments Closed or Announced to Approximately $585 Million
 ☐ Ashford to Sell Off $10 Million First Mortgage and Retain High Yielding $5 Million Mezzanine Loan

DALLAS — (September 30, 2004) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has closed on a $15 million loan on The Hotel Teatro in Denver, Colorado.

The whole loan interest rate is 565 basis points over LIBOR and matures in September 2006. Loan payments are interest only throughout the two-year term on the loan which provides for three one-year extension options. Ashford received an origination fee of 1%. Ashford has negotiated terms to sell off a first mortgage on the property in the range of $10 million. If successful, Ashford intends to retain a $5 million mezzanine loan on the property with pricing that would equate to 1,100-plus basis points over LIBOR. Ashford’s mezzanine loan would represent between 50% and 74% of the borrower’s capital structure after the anticipated sale of the first mortgage loan of $10 million. The trailing 12-month debt service coverage ratio for the entire loan is 1.4 to 1.

Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “We continue to maintain an active hotel investment and loan pipeline. This financing once again demonstrates our ability to source and secure loans that offer very attractive, risk-adjusted yields. By originating the whole loan, and selling off the senior portion, Ashford executes its strategy to reverse engineer an attractive mezzanine loan for its growing portfolio.”

The nine-story, 111-room Hotel Teatro opened in January 1999 in a renovated building that is registered on the National Register of Historic Places and located next to the Denver Center for the Performing Arts. Recently selected to become a member of Small Luxury Hotels, a collection of 300 of the finest luxury properties around the world, the hotel features an on-site fitness center, complimentary high speed internet access, and 2,400 square feet of meeting space. The Hotel Teatro is owned and managed by Tramway Hotel LLC.

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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254Phone:	(972) 490-9600

AHT Originates $15 Loan on Denver Luxury Hotel

September 30, 2004

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the anticipated sale of the $10 million first mortgage loan, the impact of the financing on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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